CleanSpark Announces Quarterly Results in a Statement to Its Shareholders

CleanSpark Inc. Delivers Record Revenue 372% Year-Over-Year Increase

SALT LAKE CITY, February 11, 2020 -- CleanSpark, Inc. (Nasdaq: CLSK), a software and services company which offers proprietary software and controls for microgrid and distributed energy resource management systems and innovative software marketing and design services, is pleased to announce and provide a statement on the Company’s financial results presented in its Form 10-Q. The Company recommends that readers also review the Company’s 10-Q in its entirety, a free copy of which is available to all interested parties on the Company’s website or on www.sec.gov.

Dear Fellow Shareholders,

We move into 2020 having achieved one of CleanSpark’s primary stated goals of up-listing to the Nasdaq stock exchange. This up-listing to Nasdaq is a major corporate achievement reflecting growing momentum and financial performance throughout 2019. We believe our Nasdaq listing will help to increase long-term shareholder value by improving awareness, liquidity, and expanding our investor base to include more institutional investors.

We are well capitalized and positioned to continue to leverage our mPulse and mVSO software platform. We have committed to focus our fiscal year 2020 on revenue growth as we continue our path to profitability through both sales and acquisitions. CleanSpark has now delivered its sixth consecutive record-setting quarter, creating a significant increase in year-over-year revenues. As we have expanded our product offerings and customer base, we are optimistic that we will continue to see increased adoption of our solutions. As a result, we expect our year-over --year quarterly revenues continue to increase through our 2020 fiscal and calendar year.

We are focusing on marketing our Software as a Service (SaaS) platform mVSO which generates revenues recurring in nature and carry high margins. Our expectation is that our SaaS revenues will continue to increase rapidly over the fiscal year ending 2020 as we further increase our marketing efforts to take advantage of the opportunities we see in front of us. More specifically, our plan is to focus on a highly targeted online campaign paired with traditional marketing. We are targeting $1.0 million in annualized SaaS revenue under contract before the end of calendar 2020. Based upon historical trends, we expect this revenue to carry profit margins of 70-85%.

In addition to our online marketing efforts we have continued to increase our sales team who are focused on mPulse controls sales and expect these efforts to continue to increase revenue outputs. We currently have $1.0 million in mPulse and energy storage orders under contract, which we expect to deliver over the next two quarters. We are targeting $3.5 million in mPulse and energy storage sales over the next calendar year. We are limited to some degree by the long sales cycles associated with system integration, but as our adoption rate increases and our contracted pipeline continue to build we expect our mPulse and energy storage sales to increase significantly into 2021 and beyond. Based upon historical trends, we expect these revenues to carry profit margins between 20-70% depending on total system size.

Our sales in fiscal 2020 have largely been led by sales of our equipment division with over $2.6 Million in new orders received this fiscal year to date, with most orders being placed by repeat customers. We expect this trend of increased sales to continue throughout 2020. Currently, we have a total of $5.1 million in equipment purchase orders under contract which we expect to deliver over the next two quarters. We are targeting $7.0 million in delivered equipment sales prior to the end of fiscal 2020. We expect this revenue to carry profit margins of 9-12%, based on historical trends.

We have also begun to further diversify our revenue streams with a strong focus on increasing profit margins. As part of this strategic initiative, on January 31, 2020, CleanSpark completed the acquisition of p2klabs, Inc., a design and innovation consulting firm that specializes in applying transformational design, technology, and business methodologies to transform and grow businesses. This acquisition enables CleanSpark to accelerate the development and deployment of its software platforms and expand overall sales and marketing capabilities.  The addition of p2klabs adds significant depth in software sales experience and a top-tier sales and marketing team.  As a result of the acquisition, Mr. Amer Tadayon has joined the CleanSpark executive team as the Company’s Chief Revenue Officer to oversee our sales and marketing strategy. Mr. Tadayon has more than 25 years of experience working with world-class companies including IBM, Cognizant and frog Design.

We expect the acquisition to not only enhance and increase our existing software platform sales, but we also expect it to add up to $2.0 million in new services-based revenue directly related to the acquired business over the next twelve months. Based upon historical trends, we expect this revenue to carry profit margins of 55-65%.

Quarter ending December 31, 2019 US GAAP Financial and Operating Highlights:

All amounts below are presented in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) unless otherwise indicated.

•	Quarter ending December 31, 2019 Revenue of $976,824, up 372% from $262,907 in 2018.
•	Quarter ending December 31, 2019 Gross profit increased 238% to $94,103, up from $39,581 in 2018.
•	Quarter ending December 31, 2019 Net loss per share improved by $0.23 per share to $(0.40) from $(0.63) in 2018.
•	CleanSpark announced a 10-year exclusive agreement with International Land Alliance (ILAL). The agreement calls for CleanSpark to provide its microgrid Value Stream Optimizer (mVSO) software services to support system design and engineering as well as integrating CleanSpark’s mPULSE software into the final systems on all future energy projects across the ILAL portfolio of properties. We are currently working with ILAL on two initial feasibilities studies and we anticipate that in 2020 we will recognize at least $200,000 in related revenue with a large increase expected in 2021 as ILAL’s development efforts begin to accelerate.
•	CleanSpark announced the signing of a Memorandum of Understanding (“MOU”) with the Shoreline Unified School District to form a Strategic Alliance for Microgrid Assessment and Deployment. In accordance with the MOU, CleanSpark will evaluate two stages of grid resiliency for the District. The intended Resiliency Zones would utilize Solar Energy, Storage and Back-up Generation controlled by our mPulse controls platform to meet the School District’s energy needs and provide back-up energy to the surrounding communities during emergencies.
•	Release of new features and improvements to our SaaS Microgrid Value Stream Optimizer (mVSO) platform, which includes the enhanced equipment library, the ability to run scenario comparisons and upload site plans. We believe these features further distinguish CleanSpark as a market leader in the space.
•	Release of new features and improvements to our mPulse Controls platform, which includes enhanced reporting and the release of a low costs ‘light-version’ for smaller systems. We expect this enhancement to further allow us to not only compete on price but also on functionality.

Certain Non-U.S. GAAP Financial measures:

The Company assesses its results of operations using certain non-U.S. GAAP financial measures, in addition to U.S. GAAP financial measures. The Company believes these non-U.S. GAAP financial measures provide useful information to investors and others in understanding and evaluating its operating performance in the same manner as management does.

The non-U.S. GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, any financial measures prepared in accordance with U.S. GAAP. The Company’s non-U.S. GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how the Company defines its non-U.S. GAAP financial measures.

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Reconciliation of non-GAAP Adjusted EBITDA (after elimination of stock based and other non-cash expenses)

	For the Quarter Ended
	December 31, 2019	December 31, 2018
Net loss (US GAAP)	$(1,916,254)	$(2,283,551)
Less: Depreciation, Amortization and other non-cash items:
Depreciation and amortization	626,777	157,483
Software amortization	39,287	348,660
Stock based compensation	636,269	554,206
Non-cash interest charges, amortization of debt discounts and other	1,504,073	517,417
Unrealized gains on investments	(2,635,522)	—
Loss on settlement of debts	—	26,225
Total Depreciation, Amortization and other non-cash items:	170,884	1,761,474

Non-GAAP Adjusted EBITDA (after elimination of stock based and other non-cash expenses)	$(1,745,370)	$(679,560)

Update on Fiscal 2020 Strategic Objectives

We have executed on our first acquisition as stated in our prior shareholder letter and we plan to continue to seek out accretive acquisition opportunities for software and software-design companies. We believe that growth through acquisition will accelerate profitability. We are evaluating acquisition targets based on a few key criteria which include, a) the target company should be cashflow positive; b) the target company’s core-revenues must be derived from software or related services, and c) our team’s impact and expertise must be able to create an immediately accretive result and create increased efficiency and/or decreased costs. We are currently evaluating additional target companies at this time and although there can be no assurance that we will come to agreements on terms with these targets, we are optimistic as to the progress. If these targets do not result in an acquisition or similar transaction we intend to seek out and continue to evaluate additional opportunities.

We are resolved to put all our efforts towards achieving profitability in the coming year by endeavoring to significantly improve our margin profile by focusing on increasing software sales specifically our mVSO Software and a Services (SaaS) platform. We are properly capitalized and believe we have the tools available to us to achieve our 2020 revenue targets. Through our planned initiatives we expect to begin approaching break-even in late 2020 and expect to achieve profitability in 2021.

We greatly appreciate the continued support from all our shareholders.

Sincerely,

Zachary Bradford, CEO and S. Matthew Schultz, Chairman

Parties interested in using CleanSpark’s platform are encouraged to inquire by contacting the Company directly at info@cleanspark.com or visiting the Company’s website at www.Cleanspark.com

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About CleanSpark:

CleanSpark a software and services company which offers software and intelligent controls for microgrid and distributed energy resource management systems and innovative software marketing and design services. The Company provides advanced energy software and control technology that allows energy users to obtain resiliency and economic optimization. Our software is uniquely capable of enabling a microgrid to be scaled to the user's specific needs and can be widely implemented across commercial, industrial, military, agricultural and municipal deployment. Our product and services consist of intelligent energy controls, microgrid modeling software, and innovation consulting services in design, technology, and business process methodologies to help transform and grow businesses.

Forward-Looking Statements:

CleanSpark cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on CleanSpark's current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by CleanSpark that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including, without limitation: the expectations of future growth may not be realized, timing of deliveries, demand for our software products; and other risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact - Investor Relations:

Shawn Severson

Integra Investor Relations

(415) 233-7094

info@integra-ir.com

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